SUB ITEM 77I


Effective April 18, 2008, MFS Government Securities Fund, a series of MFS Series Trust XIII, converted Class R shares (if offered) and Class R2 shares to Class R3 shares, and, effective April 21, 2008, redesignated Class R3, Class R4, and Class R5, as Class R2, Class R3, and Class R4, respectively.

The MFS Diversified Income Fund, a series of MFS Series Trust XIII, established four new classes of shares (R1, R2, R3, and R4), as described in the Amendment dated June 23, 2008, to the Declaration of Trust contained in Post-Effective Amendment No. 38 to the Registration Statement of MFS Series Trust XIII (File Nos. 2-74959 and 811-3327, as filed with the Securities and Exchange Commission via EDGAR on June 26, 2008, under Rule 485 under the Securities Act of 1933. Such document is incorporated herein by reference.